Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 30th day of June 2005, by and between Eugene V. Gartlan (the "Executive") and Innova Holdings, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

      A. Company is in the primary business of developing, marketing and selling software products for use in the operation of robots and automated systems for the industrial and service markets. The Company also designs and sells computer hardware necessary to operate the software.

      B. Executive has certain business planning, financial and accounting experience that the Company believes to be valuable to it.

      C The Company desires to employ the Executive and the Executive desires to accept such employment.

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

      1. Employment and Duties. On the terms and subject to the job conditions set forth in this Agreement, the Company shall employ the Executive as the Chief Financial Officer, and to perform such duties as are consistent with such position as may be assigned, from time to time, by the Chief Executive Officer of the Company and to render such additional services and discharge such other responsibilities as the Company may, from time to time, stipulate.

      2. Performance. Performance. The Executive accepts the employment described in Paragraph 1 of this Agreement and agrees to devote all of his business time and efforts to the faithful and diligent performance of the services described therein, including the performance of such other services and responsibilities as the Corporation may, from time to time, stipulate.

      3. Term. The term of employment as the Chief Financial Officer under this Agreement is effective as of June 14, 2005 (the "Commencement Date") and shall remain in effect for a period of five (5) years from the date Executive first became an Executive, ending on June 13, 2010 (the "Termination Date") (and each subsequent one year anniversary, if extended, as provided herein shall also be referred to herein as a Termination Date) unless sooner terminated hereunder (the "Employment Period"). This Agreement shall be automatically extended each year for an additional one (1) year period unless terminated by either party by giving written notice to the other no less than thirty (30) days prior to the Termination Date.

      4. Compensation. For all the services to be rendered by the Executive beginning on the Commencement Date and ending December 14, 2005, and in lieu of


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all other compensation - cash or otherwise, Executive shall be granted stock options to purchase eighteen million (18,000,000) shares of common stock of the Company at the purchase price of $.036. Such options shall be granted under the terms of the Company's Stock Option Plan and shall vest equally over a period of three years, or upon the death of the Executive if sooner. After December 14, 2005, Executive shall be paid a salary of Fifteen Thousand Dollars ($15,000) per month. The Company shall have the option to pay the salary in cash or in S-8 shares of common stock of the Company. The stock price shall be determined by the ending market price for the shares on the first business day of the month in which the salary is earned (the "Market Price").

      If the Executive is terminated without Just Cause as defined in Section 11
(b) hereof, all remaining outstanding stock options that have not been exercised by the Executive, including additional stock options to purchase twelve million one hundred twenty one thousand two hundred seventy six (12,121,276) shares of common stock of the Company awarded by the Board of Directors of the Company to Stratex Solutions, LLC on April 12, 2005 and the stock options granted under this section 4. of this agreement shall immediately vest one hundred percent (100%) to the benefit of the Executive on the effective date of termination. If there is a change of ownership of the Company or any of its subsidiaries, all remaining outstanding stock options that have not been exercised by the Executive shall immediately vest one hundred percent (100%) to the benefit of the Executive on the day immediately preceding the effective date of the change of ownership.

      5. Incentive Bonus Opportunity. During the Employment Period, the Executive shall be eligible for such incentive bonus as may be deemed advisable by the Board of Directors of the Company in consideration of the Executive's performance during each year of the Employment period and the Company's profitability. The Company, however, shall not be obligated to pay any bonus until the Board of Directors approves and declares such incentive fee.

      6. Reimbursement of Expenses. The Company shall reimburse Executive for Executive's health insurance expenses until such time as the Company offers a health insurance plan for its employees and Executive is eligible gor such plan, and for other normal expenses, including cell phone expenses, on a monthly basis. Executive shall provide the Company with copies of all bills associated with reimbursed expenses. The Company has the option to reimburse Executive either in cash or in S-8 shares of common stock of the Company at the Market Price

      7. Surrender of Properties. Upon termination of the Executive's employment with the Company, regardless of the cause therefore, the Executive shall promptly surrender to the Company all property provided Executive by the Company for use in relation to Executive's Employment, and, in addition, the Executive shall surrender to the Company any and all financial and tax records, accounting work papers, correspondence relating to SEC or legal matter, any other materials related to financial or SEC matters, sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, software files, listings, copies of Windows(R) software, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.


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      8. Inventions and Secrecy. Except as otherwise provided in this Section 8, the Executive: (a) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business operations obtained by the Executive during Executive's employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Company and after the termination of such Employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by Executive alone or jointly with others, from the time of entering the Company's employment until such employment is terminated and within the six
(6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company's business or production operations or resulting from or suggested by any work which the Executive may have done for the Company or at its request; (c) shall, at all times during his Employment with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents or copyrights on such inventions, ideas, devices and processes including without limitation software and software files and listings to be used with industrial automation and industrial robots, whether or not patented; and
(d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the invention related to (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company. The Executive acknowledges Executive's prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive's obligation to assign or offer to assign to the Company the Executive's rights in inventions.

      9. Confidentiality of Information; Duty of Non-Disclosure.

            (a) The Executive acknowledges and agrees that Executive's Employment by the Company under this Agreement necessarily involves Executive's understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times Executive will not, directly or indirectly, without the express written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for Executive any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its trade secrets, business plans, clients, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information


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which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that Executive shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his Employment by the Company except as disseminated to the public at large or industry generally. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 9 shall survive Executive's employment and the termination of this Agreement.

            (b) The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of Executive's covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

      10. Covenant Not to Compete.

            (a) During Employment Period. During the Employment Period, the Executive shall not engage its services for a firm or business that directly or indirectly competes with the business activities of the Company and its subsidiaries, nor engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

            (b) Following Termination of Employment Period. Within the one (1) year period immediately following the later of the end of the Employment Period or termination of the Executive's Employment with the Company, for any reason except as set forth below, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination anywhere in the United States, and any other area in which the Company is, or reasonably contemplating, doing business at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during the Executive's Employment with the Company; or (c) solicit any person then or previously employed by the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Company being conducted at the time of such termination. For purposes of this Agreement, the business is deemed to be


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the development and maintenance of computer software, controls, and hardware electronics for use in robotics, manufacturing, and automation industries and that all such software and hardware is owned and shall be exclusively owned by the Company.

            (c) Severability. The covenants of the Executive contained in Sections 8, 9, and 10 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.


      11. Termination.

            (a) Termination for Just Cause. The Company shall have the option to terminate the Employment Period, effective immediately upon written notice of such termination to the Executive, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Executive or Executive's absence from active Employment by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Executive of Executive's covenants under this Agreement; (c) the commission by the Executive of theft or embezzlement of Company property or other acts of dishonesty; (d) the commission by the Executive of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the Company or any affiliate of the Company; (e) the willful refusal to perform or substantial neglect of the activities to be performed by the Executive pursuant to Section 1 hereof; or (f) termination of the business of the Company for any reason, other than the sale of substantially all of the assets or common stock of the Company or its wholly-owned subsidiaries

            Upon termination of the Employment period for Just Cause, the Executive shall have no rights to any future fees for any period beyond the effective date of termination.

            (b) Termination without Just Cause. If the Employment Period is terminated by the Company without Just Cause, the Executive shall receive a payment equal to twenty four (24) months of salary paid to the Executive monthly prior to the effective date of termination (Severance Fee). For purposes only of determining the Severance Fee through December 14, 2005, salary is defined as a $15,000 per month payment. The Company has the option to pay such Severance Fee either in cash or in the common stock of the Company based on the per share price of common stock applicable in Section 4 hereof.


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      12. Change of Control. If during the Employment Period the Company enters into an agreement which effectively will result in a change of control of the ownership of either the Company or Robotic Workspace Technologies, Inc., the Company's wholly-owned subsidiary, or if during the Employment Period the Company enters into an agreement which effectively will result in a change of ownership of the assets of the Company or Robotic Workspace Technologies, Inc., the Executive shall receive a payment equal to twenty four (24) months of the monthly salary paid to the Executive prior to the effective date of the change of control (Change of Control Fee). For purposes only of determining the Change of Control Fee through December 14, 2005, salary is defined as a $15,000 per month payment. The Company shall pay such Change of Control Fee in the common stock of the Company based on a price per share of $.005 if the effective date of the change of control is December 14, 2005 or sooner; thereafter the price per share shall be the Market Price. Such payment to Executive shall be made on the day immediately preceding the effective date of the change of ownership. Regarding the change of ownership of the assets of the Company or Robotic Workspace Technologies, Inc., such change of ownership shall be deemed to have occurred if the rights to use the software of Robotic Workspace Technologies, Inc., which software is the product of and protected by the patents of Robotic Workspace Technologies, Inc., is granted or sold to a party or parties in settlement of claims made by the Company and/or Robotic Workspace Technologies, Inc. of trade secret violations and/or patent infringements, and such rights to use the software results in a settlement payment to the Company and/or to Robotic Workspace Technologies, Inc. in a single payment or multiple payments other than a long term licensing agreement typical of software licensing agreements.


      13. Indemnification. The Company agrees to indemnify and hold harmless Executive to the full extent lawful, from and against all losses, claims, damages, judgments, liabilities and expenses incurred by Executive (including attorneys' fees, disbursements, expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Executive, or on Executive's behalf, in connection with any proceeding or any claim, issue or matter therein. Expenses shall include all attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. The Company shall pay the entire amount of any judgment or settlement of any threatened, pending or completed action, suit or proceeding without requiring Executive to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Executive. In addition to, and without regard to any limitations on, the indemnification provided for in this Section 13 of


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this Agreement, the Company shall and hereby does indemnify and hold harmless
Executive against all losses, claims, damages, judgments, liabilities and expenses incurred by Executive including attorneys' fees, disbursements, expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Executive or on Executive's behalf if Executive is, or is threatened to be made, a party to or participant in any proceeding. The Company hereby agrees to fully indemnify and hold Executive harmless from any claims of contribution which may be brought by officers, directors or employees of the Company. Notwithstanding any other provision of this Section 13, the Company shall advance all expenses incurred by or on behalf of Executive in connection with any proceeding within thirty (30) days after the receipt by the Company of a statement or statements from Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding.


      14. General Provisions.

            (a) Goodwill. The Company has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting this Employment Agreement with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

            (b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth in the records of the Company.

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

            (c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Executive unless made in writing and signed by Executive. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by the Executive of the breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by Company.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Executive's duties and payment as a Executive to the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to Executive's Employment except as set forth herein.

            (e) Governing Law. Except for the Indemnification covered under
Section 13 hereof, this Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida. Regarding the Indemnification covered under Section 13, and only for


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Section 13, this agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Executive hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with Section 13 of this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with Section 13 of this Agreement.

            (f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

            (g) Assignment. The Executive may not under any circumstances delegate any of Executive's rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company.

            (h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover its or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

      IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

                                                 COMPANY:

                                                 Innova Holdings, Inc.

                                                 /s/ Walter Weisel
                                                 -----------------
                                                 By:  Walter Weisel
                                                 Its: Chairman and CEO


                                                 EXECUTIVE:

                                                 /s/ Eugene Gartlan
                                                 ------------------
                                                 Eugene V. Gartlan




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